UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

RESTAURANT ACQUISITION PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52262	56-2518836
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5950 Hazeltine National Drive, Suite 290 Orlando, Florida	32822
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 240-9190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Restaurant Acquisition Partners, Inc. (“the Company”) did not complete its proposed acquisition of Oregano’s Pizza Bistro, Inc. in the time frame set forth in its Amended and Restated Certificate of Incorporation (the “Charter”) and therefore pursuant to its Charters and the terms of its initial public offering, the Company is not permitted to pursue any other transactions.

The Company will shortly begin the process of liquidating and dissolving itself in accordance with its Charter and applicable law. As a result, it expects that the amounts held in its trust account, together with interest (net of applicable taxes), will be returned to the Company’s public stockholders. No payments will be made in respect of the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering. The Company will not proceed to liquidate and stockholders will not need to tender their shares of stock to the transfer agent until the plan of liquidation is approved by the Company and its stockholders.

The Board has adopted and approved the proposed plan of liquidation and has set December 31, 2008 as the date for the special meeting of the stockholders. The Company has prepared and will mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution as approved by the Board.  Record holders of the Company’s common stock at the close of business on December 18, 2008 are entitled to vote or have their votes cast on the plan of liquidation at the special meeting.

A copy of the Company’s Proxy Statement and Plan of Liquidation is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Proxy Statement and Plan of Liquidation, dated December 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTAURANT ACQUISITION PARTNERS, INC.
(Registrant)

Date: December 17, 2008	By:	/s/ Christopher R. Thomas
	Name:	Christopher R. Thomas
	Title:	Chief Executive Officer and President